Exhibit 23.1




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the incorporation by reference in Registration Statement No. 333-50270 on Form S-8 of Public Storage, Inc. of our report dated August 9, 2004, with respect to the statement of net assets available for benefits of the PS 401(k) Profit Sharing Plan as of December 31, 2003, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2003 Annual Report on Form 11-K for the PS 401(k) Profit Sharing Plan.



Irvine, California
August 9, 2004